EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860
HearUSA Sells Canadian Unit for $23.7 Million
West Palm Beach, Fla. — April 27, 2009 — HearUSA, Inc. (Amex:EAR), the recognized leader in hearing care for the nation’s top managed care providers through 180 company-owned hearing care centers and a network of over 1,900 affiliated providers, has sold substantially all of the net assets of its Canadian subsidiary, Helix Hearing Care of America Corporation, for approximately $23.7 million in US dollars at today’s opening exchange rates or approximately 1.6 times trailing twelve month revenues. HearUSA also licensed certain software and intellectual property for the purposes of the continued conduct of the Canadian business and agreed not to compete in Canada for five years after the sale. Helix Hearing Care of America Corporation operated 23 hearing care centers in the province of Ontario, Canada.
“This divestiture is a key component of our strategy in 2009 to focus our resources entirely on the opportunities we have identified in the U.S.,” said Stephen J. Hansbrough, HearUSA’s chairman and CEO. “By significantly increasing working capital and improving our balance sheet, we have addressed current needs and positioned the company to maximize the opportunities previously announced. This includes acquisitions in the U.S. at a time which has never been more favorable.”
In connection with the sale, HearUSA entered into an 18 month support and transition services agreement with the purchaser, a privately held Canadian entity which has formed a new company, Helix Hearing Inc., to consummate the transaction. HearUSA will receive monthly payments totaling $1.16 million over an 18 month period for providing software support services and quarterly payments totaling approximately $331,000 over a 12 month period for providing transition support services. HearUSA sold the $1.16 million of the total monthly payments to be received for software support services to a third party for $1.11 million at closing. The amounts received under the support and transition services agreement will be included in the net income of HearUSA over the respective terms of the agreement.
HearUSA expects proceeds of approximately $20.0 million in cash from these transactions after the settlement of the remaining Canadian liabilities, taxes, transaction costs and closing adjustments. The company expects to use approximately 50% of these funds to pay down debt under its acquisitions line of credit. These transactions were completed on April 27, 2009 and will be reflected in HearUSA’s second quarter fiscal 2009 results.
About HearUSA
HearUSA, Inc. provides hearing care to patients primarily through 180 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on “investor information” at the HearUSA website: www.hearusa.com.
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